EXHIBIT 99.1

3790 Park Central Boulevard North Pompano Beach, FL 33064
NEWS
March 31, 2008		FOR MORE INFORMATION: 954-917-4114 HOWARD L. EHLER, JR. CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES OPERATING RESULTS FOR

YEAR 2007 AND FOURTH QUARTER 2007

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today the results of operations for the year and fourth quarter ended December 31, 2007.

Net sales for the year ended December 31, 2007, were $53,853,000, compared to $75,548,000 in 2006, a decrease of 28.7%. For the year ended December 31, 2007, the Company had a net loss of $1,321,000, or $.53 per diluted share, compared to net income of $2,898,000, or $1.14 per diluted share, for 2006.

Net sales for the fourth quarter of 2007 were $9,912,000, compared to $17,063,000 for the same period in 2006, a decrease of 41.9%. For the fourth quarter ended December 31, 2007 the Company had a net loss of $1,478,000 or $.59 per diluted share, compared to net income of $207,000, or $.08 per diluted share, for the prior year period.

The year and fourth quarter 2007 results reflect a sharp reduction in industry demand for the Company’s products principally because of the significant reduction in residential building activity in Florida since the second quarter of 2006. Because a significant portion of the Company’s costs are fixed in nature, the decline in sales had a more severe adverse affect on the results of operations. Based upon these and other factors, the Company’s independent registered public accounting firm has added an explanatory paragraph in its audit opinion for the Company’s financial statements for the year ended December 31, 2007 raising substantial doubt about the Company’s ability to continue as a going concern.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated: “The Company’s management has and is taking several responsive steps that management believes will be sufficient to provide the Company with the ability to continue as a going concern and to improve its operating results and financial condition.” These steps include:

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The closure in December 2007, of three underperforming distribution facilities located in St. Augustine, Brooksville and Ocala, Florida;

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Implementation of cost reduction initiatives to reduce unnecessary costs in our operations and to conserve working capital;

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Implementation of more stringent credit and collection procedures and controls in an attempt to reduce days outstanding of trade accounts receivable and improve working capital;

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Introduction of a broader range of products to both the residential and commercial markets with the objective to generate increased sales from existing customers and to attract new customers;

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Investments in inventory and new sales personnel to improve sales;

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Obtain additional financing through refinancing of existing mortgage indebtedness on Company real properties to take advantage of the significant equity in these properties; and

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Obtain financing from other sources, including the possibility of refinancing equipment, additional debt facilities, or the sale of equity, to generate additional funds for operations and to take advantage of lower interest rates.

Page 2 of News Release dated March 31, 2008

Mr. Ponce further stated: “The continuing decline of construction activity in our markets, which worsened further in the fourth quarter, had a negative impact on both product demand and our financial results for the year and fourth quarter ended December 31, 2007. In view of these difficult industry conditions, the Company closed under-performing distribution facilities which were determined to have no immediate market potential and for which management believed a significant portion of their business could be retained and consolidated into other facilities. The Company also adopted a stringent cost reduction program to reduce inventory levels and other non-essential costs. Our on-going challenge is to balance cost reduction efforts with the need to strengthen distribution capabilities in order to increase market share and be well positioned when the construction industry rebounds. The Company’s previously announced new distribution facility in New Orleans, Louisiana opened in February 2008. Our Just-Rite distribution subsidiary is making investments in new product offerings at a majority of its facilities to broaden product lines in an effort to improve sales to both the residential and commercial markets. We believe that the steps management is taking will be sufficient to provide the Company with the ability to continue as a going concern. As we execute our strategy through this cyclical downturn, we will continue to evaluate new opportunities and make adjustments to our operations as needed.”

For more information, please refer to the Company’s Form 10-K for the year ended December 31, 2007 which was filed with the Securities and Exchange Commission on March 31, 2008.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi, Louisiana and Alabama.

The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company’s subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of gypsum, roofing, stucco, insulation, doors, windows, lumber and other related products manufactured by other companies as well as the Company’s manufactured products. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

			(Unaudited)
	Year Ended		Three Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net Sales	$53,853,000	$75,548,000	$9,912,000	$17,063,000

(Loss) income before income tax expense	$(2,106,000)	$4,451,000	$(2,249,000)	$320,000
Income tax benefit (expense)	785,000	(1,553,000)	771,000	(113,000)

Net (loss) income	$(1,321,000)	$2,898,000	$(1,478,000)	$207,000

Net (loss) income per common share - basic	$(0.53)	$1.17	$(0.59)	$0.08
Net (loss) income per common share - diluted	$(0.53)	$1.14	$(0.59)	$0.08

Weighted average shares outstanding - basic	2,510,002	2,485,403	2,514,002	2,506,502
Weighted average shares outstanding - diluted	2,510,002	2,538,787	2,514,002	2,540,171